Exhibit 2.4

This Rider (this “Rider”) is attached to and made a part of the Contract to Buy and Sell Real Estate (Commercial) dated as of January 26, 2022 (the “Contract”), by and between, Manitou Springs Real Estate Development, LLC, a Colorado limited liability company, as Seller, and Emerald Fields Merger Sub, LLC, a Colorado limited liability company, as Buyer, with respect to the Property, as more particularly defined in the Contract

1.                  Conflicts. This Rider forms a part of the Contract. In the event of any conflict between this Rider and the attached printed form Contract, the terms and provisions of this Rider shall govern.

2.                  Definitions. Unless otherwise defined in this Rider, word and phrases defined in the printed form portion of the Contract shall have the same definitions when used in this Rider.

Mandatory Removal Items. “Mandatory Removal Items” means each of the following: (i) delinquent taxes or assessments, (ii) any deed of trust, mortgage or other lien or monetary encumbrance affecting the Property or any part thereof and created by, through, or under Seller, (iii) any lis pendens or other form of attachment against any portion of the Property, (iv) any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished to the Seller on the Property, imposed by law and not shown by the Public Records. (v) any encumbrance created by Seller without Buyer’s consent, (vi) any title matters that Seller has agreed in writing to cure in response to a Buyer Notice of Title Objection, and (vii) the standard exception regarding the rights of parties in possession. Notwithstanding anything in the Contract to the contrary, it shall be a condition to Buyer’s obligation to close under the Contract, that each Mandatory Removal Item be removed from title or insured over by Land Title Guarantee Company (the “Title Company”) at Closing. Buyer shall not be required to tender any Notice of Title Objection with respect to any Mandatory Removal Item (except as applicable to the Buyer title objection notice referred to in clause (v) above), but if any Mandatory Removal Item is not so removed or insured over at Closing (in a form or manner reasonably acceptable to Buyer), Seller shall have the right to postpone the Closing by up to ten (10) days to cure the same.

3.                  New Title Exceptions. If at any time after the delivery of the Title Commitment any update to the Title Commitment discloses any item that affects title to the Property which was not disclosed on any prior version of the Title Commitment or the Existing Survey delivered to Buyer during the Due Diligence Period, or otherwise made known to Buyer during the Due Diligence Period (each, a “New Exception”), Buyer shall have a period of five (5) business days from the date of Buyer’s receipt of such update (the “New Exception Review Period”) to review and to approve or disapprove of the same. If the New Exception is unacceptable to it, Buyer shall provide notice to Seller and Seller shall have five (5) business days to advise as to whether Seller will cure the same (and if Seller so notifies Buyer in writing that it will cure the New Exception, the New Exception will be a Mandatory Removal Item). Failure of Seller to respond shall be deemed that Seller has determined to not cure the matter. Within five (5) business days of Seller’s response or deemed response, as the case may be, (the “New Exception Buyer Election Period”) Buyer may elect to either (a) to terminate the Contract, in which event the Earnest Money shall be promptly returned to Buyer, or (b) to waive such objections and proceed with the transactions contemplated by the Contract, in which event Buyer shall be deemed to have approved the New Exception. If Buyer fails to timely notify Seller of its objection to the New Exception in accordance with the foregoing clause prior to the expiration of the New Exception Review Period, or if Buyer fails to timely notify Seller of its election to terminate in accordance with the foregoing clause prior to the expiration of the New Exception Buyer Election Period, Buyer shall be deemed to have approved and irrevocably waived any objections to the New Exception, and such New Exception will constitute an additional Permitted Exception (as defined below).

4.                  Seller’s Representations and Warranties. Seller represents and warrants to Buyer the following (collectively, “Seller’s Representations”), as of the effective date of the Contract:

a)                  Seller is a limited liability company organized, existing and in good standing under the laws of the state of Colorado. Seller has the full right and authority to enter into the Contract and consummate the transaction contemplated by the Contract. All requisite entity action has been taken by Seller in connection with the entering into of the Contract, the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons and entities signing the Contract on behalf of Seller is authorized to do so. The compliance with or fulfillment of the terms and conditions of the Contract will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse effect on Seller’s ability to consummate the transaction contemplated by the Contract or on the Property. The Contract is a valid, binding and enforceable agreement against Seller in accordance with its terms.

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b)                  Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended.

c)                  Seller is not a Prohibited Person. For purposes of this Section 4(c) a “Prohibited Person” is (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”), (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac, (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC, or (v) a person or entity that is affiliated with any person or entity identified in clauses (i), (ii), (iii) and/or (iv) of this Section 4(c)..

d)                  The Property is not subject to any lease or any other possessory interests of any person, and no other rights of possession or use have been granted to any third party.

e)                  Seller has not received written notice of any actions, proceedings, litigation or governmental investigations or condemnation actions pending against the Property, and, to Seller’s knowledge, no such actions are threatened.

f)                   Seller has not received any written notice from any governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property.

g)                  Seller has not entered into or assumed any, and to Seller’s knowledge there exist no other, contracts, subcontracts or agreements affecting the Property other than all liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record (including, without limitation, all matters set forth in the Title Commitment).

h)                  No filing or petition under the United States Bankruptcy Law or any insolvency laws, or any laws for composition of indebtedness or for the reorganization of debtors has been filed with regard to Seller.

i)                   Except as disclosed in any environmental or engineering reports or studies delivered by Seller to Buyer or that Buyer obtains prior to closing, (i) there are no pending or, to Seller’s knowledge, threatened environmental claims against Seller; (ii) to Seller’s Knowledge, Seller has not (x) generated, treated, stored, transported, discharged, disposed of or released or cleaned up any Hazardous Materials on the Real Property excepted as permitted under applicable Environmental Laws, or (y) disposed of Hazardous Materials generated on the Real Property at any other location in a manner which is reasonably likely to result in material liability pursuant to Environmental Laws; (iii) Seller has delivered or made available to Buyer true, complete and correct copies of all material environmental reports, analyses, tests or monitoring in its possession pertaining to the Real Property, and (iv) Seller has received no notice of any violation of Environmental Laws which has not been resolved to the satisfaction of any governmental agency with jurisdiction over the matter. As used in this Agreement, “Hazardous Materials” shall mean any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, gasoline and any other petroleum products, polychlorinated biphenyls and urea formaldehyde insulation. As used herein, “Environmental Law” shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any governmental authority or requirements of law (including common law) relating to or imposing liability or standards of conduct concerning the protection of human health, the environment or natural resources, or the release or threatened release of Hazardous Materials into the environment.

This Section 5 shall survive the Closing and delivery of the Deed to Buyer for a period of one (1) year and shall not be merged into the Deed.

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5.                  Buyer’s Representations and Warranties. Buyer represents and warrants to Seller the following (collectively, “Buyer’s Representations”), as of the effective date:

a)                  Buyer is a limited liability company organized, existing and in good standing under the laws of the state of Colorado. Buyer has the full right and authority to enter into the Contract and consummate the transaction contemplated by the Contract. All requisite entity action has been taken by Buyer in connection with the entering into of the Contract, the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons and entities signing the Contract on behalf of Buyer is authorized to do so. The compliance with or fulfillment of the terms and conditions of the Contract will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Buyer is a party or by which Buyer is otherwise bound, which conflict, breach or default would have a material adverse effect on Buyer’s ability to consummate the transaction contemplated by the Contract or on the Property. The Contract is a valid, binding and enforceable agreement against Buyer in accordance with its terms.

b)                  Buyer is not a Prohibited Person. For purposes of this Section 6(b), a “Prohibited Person” is (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”), (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac, (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC, or (v) a person or entity that is affiliated with any person or entity identified in clauses (i), (ii), (iii) and/or (iv) of this Section 6(b).

This Section 6 shall survive the Closing and delivery of the Deed to Buyer for a period of one (1) year and shall not be merged into the Deed.

6.                  General Operation of the Property. So long as the Contract is in full force and effect, Seller shall:

a)                  not enter into any lease of all or any portion of the Property or otherwise agreement with respect to the Property;

b)                  not commence any capital improvements at the Property unless required by law or to address a life safety issue;

c)                  promptly furnish to Buyer copies of any written notices received by Seller after the effective date, concerning (i) any suit, judgment or other proceeding filed, entered or threatened with respect to the Property or Seller’s use or ownership thereof, or (ii) any actual or contemplated changes in the zoning of the Property; and

d)                  promptly notify Buyer of (i) any material change in the condition of the Property or any portion thereof which materially affects the Property or any portion thereof, and (ii) any change in circumstance which makes any of Seller’s Representations untrue or incorrect in any material respect, or any covenant or agreement of Seller under the Contract incapable of being performed.

7.                  Buyer’s Closing Conditions. Buyer’s obligation to close under the Contract is subject to and conditioned upon the fulfillment of each and all of the following conditions precedent (collectively, “Buyer’s Closing Conditions”):

a)                  Title Policy. The Title Company shall be prepared and irrevocably committed, subject to Buyer’s payment of any title premiums that Buyer is required to pay in accordance with the Contract, to issue to Buyer an owner’s extended coverage title insurance policy (the “Title Policy”) on a standard American Land Title Association form with the standard pre-printed exceptions 4, 5, 6 and 7 deleted, ( standard printed exceptions 1, 2 and 3 will not be deleted), insuring title to the Property in Buyer (or its assignee) in an amount equal to the Purchase Price, subject only to those title exceptions accepted by the Buyer or that the Buyer has failed to timely object, (the “Permitted Exceptions”) and with all endorsements agreed to between Buyer and Title Company..

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b)                  Accuracy of Seller’s Representations. Seller’s Representations shall remain true and correct in all material respects as of the Closing Date.

c)                  No Litigation. There shall not be pending any litigation against Seller or the Property which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Seller or materially adversely affect the Property after Closing.

d)                  Bankruptcy. Seller shall not be a debtor in any bankruptcy proceeding nor shall have been in the last twelve (12) months a debtor in any bankruptcy proceeding.

e)                  Seller’s Deliveries. Seller’s delivery of the documents and payments required of it under the Contract for the Closing.

8.                  Seller’s Closing Conditions. Seller’s obligation to close under the Contract is subject to and conditioned upon the fulfillment of each and all of the following conditions precedent (collectively, “Seller’s Closing Conditions”):

a)                  Accuracy of Buyer’s Representations. Buyer’s Representations shall remain true and correct in all material respects as of the Closing Date.

b)                  No Litigation. There shall not be pending any litigation against Buyer which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Buyer.

c)                  Bankruptcy. Buyer shall not be a debtor in any bankruptcy proceeding nor shall have been in the last twelve (12) months a debtor in any bankruptcy proceeding.

d)                  Buyer’s Deliveries. Buyer’s delivery of the documents and payments required of it under the Contract for the Closing.

9.                  Failure of Buyer’s Closing Conditions. If any of Buyer’s Closing Conditions are not met, Buyer may either (a) waive any of Buyer’s Closing Conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate the Contract and receive a return of the Earnest Money, or (c) if such failure also constitutes a default by Seller, exercise any of its applicable remedies set forth in the Contract.

10.              Remedies of the Parties. Notwithstanding anything in this Contract to the contrary, Seller’s and Buyer’s remedies for the other party’s default or for a failure of title under the Contract shall be solely as follows. Nothing in this Section limits in any way any indemnification obligation under the Contract.

a)                  Seller shall be in default hereunder if it fails to timely perform the Contract within ten (10) days after written notice of such failure is provided by Buyer to Seller. If Seller defaults hereunder, Buyer may, as Buyer’s sole and exclusive remedies, elect one of the following: (i) terminate the Contract by written notice delivered to Seller on or before the Closing, in which case, the Earnest Money shall be refunded to Buyer; (ii) enforce specific performance of the Contract against Seller; or (iii) in the sole event that the remedy of specific performance is not available to Buyer due to the nature of the Seller default, (A) terminate the Contract by written notice delivered to Seller on or before the Closing, (B) receive refund of the Earnest Money, and (C) be reimbursed by Seller for Buyer’s Out-of-Pocket Costs. “Buyer’s Out-of-Pocket Costs means an amount equal to Buyer’s actual and reasonable out-of-pocket costs and expenses incurred, from and after the effective date up to the date of such Buyer termination, and Buyer’s performance of its obligations to try to achieve closing under the Contract (including reasonable attorney’s and Consultants fees and due diligence costs, etc.); provided, that in no event shall Buyer’s Out-of-Pocket Costs exceed $15,000.00.

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b)                  Buyer shall be in default hereunder if it fails to timely perform the Contract within ten (10) days after written notice of such failure is provided by Seller to Buyer. If Buyer defaults hereunder, Seller may terminate the Contract by written notice to Buyer and, as Seller’s sole and exclusive remedy, retain the Earnest Money as liquidated damages (the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Buyer’s breach, and that the Earnest Money represents as fair an approximation of such actual damages as the parties can now determine).

11.              Closing. Closing will be effected through escrow with the Title Company. Closing shall occur contemporaneously with the closing of that certain Agreement and Plan of Merger, dated as of November 15, 2021, by and among Buyer, Emerald Fields Merger Sub, LLC, a Colorado limited liability company, MCG, LLC, a Colorado limited liability company, Douglas Burkhalter, James Guldbrandsen and the Members (as defined therein) (the “Merger Agreement”). In the event that the closing of the Merger Agreement does not occur for any reason, this Agreement shall automatically terminate, and the parties shall be released from all obligations hereunder except those that expressly survive termination.

12.              Seller Closing Deliveries. Seller shall, on or prior to the Closing Date, deliver to the Title Company each of the following items:

a)                  One (1) original Special Warranty Deed (the “Deed”), in the form attached to this Rider as Exhibit “A”, subject only to the Permitted Exceptions, executed by Seller.

b)                  One (1) original Bill of Sale (the “Bill of Sale”), in the form attached to this Rider as Exhibit “B”.

c)                  A closing statement executed by Seller.

d)                  A title affidavit or an indemnity in a form to enable Title Company to delete the standard exceptions (other than matters constituting any Permitted Exceptions) from the Title Policy (as defined below).

e)                  A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

f)                   A Colorado Form DR 1083, in form required by law.

g)                  Resolutions, certificates of good standing and such other organizational documents as Title Company shall reasonably require evidencing Seller’s authority to consummate this transaction.

13.              Buyer Closing Deliveries. Buyer shall, on or prior to the Closing Date, deliver to Closing Company each of the following items:

a)                  The Purchase Price (with credit for the Earnest Money), plus or minus the adjustments or prorations required by the Contract.

b)                  Any transfer declaration or other statement or form which may be required to be submitted to the local assessor with respect to the terms of the sale of the Property.

c)                  A closing statement executed by Buyer.

d)                  Resolutions, certificates of good standing and such other organizational documents as Title Company shall reasonably require evidencing Buyer’s authority to consummate this transaction.

14.              Broker. Seller and Buyer each represents and warrants to the other that it has dealt with no broker or other person or entity entitled to a commission in connection with the proposed sale of the Property. Seller and Buyer shall defend and indemnify the other against any loss, cost, liability or expense, including reasonable attorneys’ fees, relating to or arising out of any claim by any other person or entity to have represented such indemnifying party. The party’s rights and obligations under this paragraph shall survive Closing, and any expiration or termination of the Contract.

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15.              Certain Costs. Seller shall pay (a) the cost for the basic Owner’s Title Insurance Policy (without endorsements or extended coverage), and (b) 50% of the escrow fee. Buyer shall pay (i) all state, county, and local transfer taxes imposed by reason of the transfer of title to the Property to Buyer (or its assignee), (ii) the cost of any endorsements or extended coverage to Owner’s Title Insurance Policy, (iii) the cost of any new or updated Survey, if obtained, and (iv) 50% of the escrow fee. Each party shall pay its own legal expenses.

16.              Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17):

To Seller:

Manitou Springs Real Estate Development, LLC

27 East Madison Avenue

St. Louis, MO 63122

Attn: Donald Douglas Burkhalter

Email: dburkhalter@missionholdings.us

with a copy (which shall not constitute notice to):

Charles T. Houghton, Esq.

Charles T Houghton, P.C.

1408 East Monument Street

Colorado Springs, CO 80909

Email: cthlaw@msn.com

With a copy (which shall not constitute notice to)

David S. Spewak, Esq.

Berger, Cohen & Brandt, L.C.

8000 Maryland Avenue, Suite 1500

Clayton, MO 63105

Email: DSpewak@bcblawlc.com

To Buyer:

Emerald Fields Merger Sub, LLC

Address: 4880 Havana Street, Suite 201

Denver, CO 80239

E-mail: dan@schwazze.com

Attention: Dan Pabon

with a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck, LLP

Address: 410 Seventeenth Street, Suite 2200

Denver, CO 80202

E-mail: aagron@bhfs.com

Attention: Adam Agron

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17.              Confidentiality. Each party shall keep confidential and not make any public announcement or disclose to any person or entity (a “Person”) the existence or any terms of the Contract, and Buyer shall keep confidential and not disclose to any Person any information disclosed by the inspections and investigations (including any resulting reports and studies) made by or on behalf of Buyer, or in the Seller due diligence materials provided to Buyer or any other documents, materials, data or other information regarding the Property that is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, a party shall be permitted to (a) disclose any Confidential Information to any Person on a “need to know” basis to such Party’s shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, and other Persons whose assistance is required to complete the transaction described in the Contract, or (b) disclose any Confidential Information to the extent required under applicable law, provided that such party shall (i) advise such Person of the confidential nature of such Confidential Information, and (ii) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such Confidential Information. This Section 18 shall survive the Closing or termination of the Contract.

18.              Waiver of Jury Trial. SELLER AND BUYER EACH HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THE CONTRACT OR THE PROPERTY.

19.              Assignment. Buyer shall have no right to assign the Contract without Seller’s consent; provided, however, that, notwithstanding anything in the Contract to the contrary (including, without limitation, Section 2.2 thereof), Buyer may, without Seller’s consent, on at least five (5) days’ notice to Seller, (a) designate a Buyer Affiliate (as defined below) to take title for Buyer at Closing, or (b) assign the Contract to a Buyer Affiliate. As used in this Section 20, a “Buyer Affiliate” is a person or entity controlled by, under common control with, or controlling Buyer.

20.              Not an Offer. The submission of the Contract, unsigned, by one party to the other shall not constitute an offer. The Contract shall not be binding in any way on either Seller or Buyer until fully executed and delivered by both Seller and Buyer

21.              Counterparts. The Contract and this Rider (and any amendment to the Contract) may (A) be executed in counterparts, and all such counterparts shall constitute one and the same document, and (B) be delivered in signed copies via electronic mail (e.g., .pdf) and the same shall be deemed the equivalent of delivery of a hard copy original.

22.              Relationship of Parties. Buyer and Seller acknowledge and agree that the relationship established between the parties pursuant to the Contract is only that of a seller and a purchaser of property. Neither Buyer nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

23.              No Third-Party Beneficiaries. The Contract and this Rider is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of the Contract and this Rider.

24.              No Recording. The provision hereof will not constitute a lien on the Property and neither this Agreement nor any notice or memorandum of this Agreement will be recorded by Buyer.

25.              Related Agreement. Simultaneous with the execution of the Contract and this Rider, Buyer and entities affiliated with Seller are entering into the Merger Agreement. If the Merger Agreement is terminated for any reason, Buyer may elect to terminate the Contract and receive the return of the Earnest Money.

26.              Exclusivity. Seller shall not, and shall cause its officers, directors, employees, and affiliates not to, (i) enter into any agreement for the sale of the Property, (ii) enter into or continue any discussions with other prospective purchasers, potential new partners or new investors with respect to the Property or (iii) with respect to the Property as a standalone asset, solicit any bids or distribute any new marketing materials, until the termination of this the Contract in accordance with the terms hereof.

[signature page follows]

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IN WITNESS WHEREOF, Seller and Buyer have executed this Rider as of the date first written above.

Seller: Manitou Springs Real Estate Development, LLC a Colorado limited liability company	Buyer: Emerald Field Merger Sub, LLC, a Colorado limited liability company

By: _/s/ Donald Douglas Burkhalter	By:	Schwazze Colorado, LLC,
Donald Douglas Burkhalter		its Sole Member
Title: Owner/Manager

By:	Medicine Man Technologies, Inc.,
its Manager

By: /s/ James A. Gulbrandsen	By:	/s/ Justin Dye
James A. Gulbrandsen		Name: Justin Dye
Title: Owner/Manager		Title: Chief Executive Officer

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EXHIBIT “A”

Form of Special Warranty Deed

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EXHIBIT “B”

Form of Bill of Sale

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